Exhibit 23.6

Consent of Blank Rome LLP

We hereby consent to being named in the Registration Statement, and the related proxy statement/prospectus as counsel who are passing upon certain tax matters with respect to the East Penn Financial Corporation and its shareholders as referenced therein and to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

BLANK ROME LLP

/s/ Joseph Gulant, Partner

September 25, 2007